Exhibit 14.1

Code of Ethics

July 30, 2008

SUREWEST COMMUNICATIONS

Code of Ethics

SUREWEST COMMUNICATIONS

Code of Ethics

1.               Statement of Purpose and Policy

SureWest (“the Company”) is a unique company which operates in a unique business environment. Unlike many other businesses and industries, the telecommunications industry is both highly competitive and highly regulated.  Because the Company operates as a regulated inter exchange carrier, a competitive local exchange carrier, a long distance carrier with a full panoply of long distance services, a data service and delivery provider, and a video provider, it is heavily engaged in the competitive markets, and at the same time subject to rigorous governmental scrutiny and regulation at local, state and federal levels. The complex environment in which the Company operates is constantly changing and presents many challenges which frequently require it to formulate, adapt and continually modify its behaviors. In doing so, the Company must be mindful of the duties and responsibilities owed to its shareholders, employees, and the overall community.  The pole star guiding all Company decisions in this complex environment must be to act at all times and in all ways legally, ethically and morally.  This not only requires that the Company act in strict accordance with all laws and regulations governing its conduct, but that the Company also act in accordance with the spirit of those laws, and not dodge, curtail, circumvent or cut corners.. The Company believes that adherence to such a policy will not only promote business success, it will improve our political and cultural environment, and make our community a better place in which to live and work. To that end, the Company has established this Code of Ethics.

2.               General Rules of Applicability

This Code applies to everyone at SureWest. This means all regular and temporary employees, all contractors performing services for or on behalf of SureWest, every officer, and every director. It goes without saying that consequences attach to any violation of the Code. Depending on the severity of the violation, consequences can vary from mild disciplinary action, to outright dismissal.  Of course, the company is an at will employer and can dismiss any employee for any reason or no reason, and must maintain this right to respond to various business exigencies, but a serious or purposeful and knowing violation of the Code will almost certainly have this result.

Although the Company does not wish to foster an environment of fear or distrust, it is an important aspect of the Code that all employees be knowledgeable and mindful of its requirements, and that they report any violation of the Code to the appropriate person or through the appropriate channel of reporting, which is discussed in Section 16 below. Code violations undermine the business and the Company’s reputation and must be reported. No person has the authority to approve, condone, participate in or tolerate any violation of the Code.

3.               Equal Employment and Non Discrimination

It is the policy of the Company to establish a work environment free of discrimination, harassment, intimidation, or coercion, relating to race, color, religion, age, national origin, disability, sex, or sexual orientation. This is not only the law, it is a fundamental aspect of our culture and community, and is based on morality and ethics.  This policy extends to all aspects of our business and all aspects of employment, including hiring, placement, promotion, transfer, compensation, benefits, training, and use of facilities. The Company will, at all times, comply with all applicable laws related to equal employment opportunities and maintain an environment in which everyone is treated with mutual respect, honesty, fairness and dignity.

4.               Environmental

It is the policy of the Company to promote and maintain the physical environment where employees work and live. This means that all employees will, at all times, in all ways, and in all places, comply with all local, state, and federal laws, standards and guidelines relating to the environment.  This is not only required as a matter of law, it is also part of what defines good business and good citizens. The environmental laws are manifold and complex.  Not everyone works in an area of the business affecting the environment, but those that do must know and fully comply with all laws applicable to their activities. No one at SureWest may participate in, condone, or tolerate any violation of any environmental law or regulation, and must report any such violation to the applicable person, or through the appropriate channel, as discussed in Section 16 below.

5.               Safety and Health

The safety and health of our employees and those who come in contact with the Company while conducting business is one of SureWest’s highest priorities. Many aspects of the workplace are governed by laws, rules, regulations, and recognized safety protocols and procedures. All employees at SureWest must be conversant with all rules, laws, protocols and procedures governing their various business activities, whether it be climbing poles, driving vehicles, or working on construction sites. All employees should strive to ensure that all reasonable safeguards and precautions are taken in the workplace and should immediately report to their supervisors or up the chain of command, or otherwise as discussed in Section 16 below,  any concerns regarding safety and health, and are also encouraged to make recommendations to improve the safety and health of the environment in which we live and work.

6.               Drugs and Alcohol

It is an undeniable scientific fact that ingestion of drugs and alcohol reduces awareness, response time, reflexes, performance and efficiency. SureWest expects that all of its employees will report to work and perform their job duties and responsibilities, safely and efficiently. Drug and alcohol abuse increases the risk of injury in all aspects of work and employment, and reduces productivity, accuracy and efficiency. Drug and alcohol abuse at SureWest will not be tolerated.  These policies are discussed in greater detail in the Employee handbook of which all employees should be conversant.

7.               Conflicts of Interest

All employees should avoid situations in which their personal interests, or the interests of anyone in their immediate family conflict with, or sometimes even appear to conflict with the interests of, the Company. Such conflicts arise whenever an individual’s position or responsibility with the Company present opportunities for personal gain or profit, or are otherwise inconsistent with the interests of the Company. A conflict can arise in any number of different situations or scenarios, and it is therefore impossible to describe them all. In general, any situation presenting a conflict of interest should be reported to the immediate supervisor, or through one of the other channels of communication described in Section 16 below. Following, however, are some common situations that can be anticipated.

a)              Outside Employment, Political or Charitable Volunteer Work and Contributions

Outside employment is not absolutely prohibited, but it must not interfere with any employee’s job duties or responsibilities.  Outside employment that interferes with job responsibilities, or effective and conscientious discharge of duties, constitutes a conflict of interest and is not permitted. In addition, employees may not use Company property or Company resources for non-company business, nor use the Company name or logo to further non-company business.

SureWest encourages all employees to participate in community and political activities.  Except as specifically authorized by senior management, however, all time and work expended on such activities is private and personal to the employee, conducted off-site, and on the employee’s own time and not as a representative of the Company.  This rule is not intended to discourage participation in charitable or political activities but to ensure that the Company is not perceived as endorsing or promoting private party goals and interests, to avoid diversion of Company time and resources to private interests, and also to protect the Company from potential liability.  On occasion, the Company may permit an official sponsorship or an official designation as an officer or director of an outside not-for-profit entity; however, no such designation or sponsorship is permitted except as authorized by the Chief Executive Officer of the Company.  In such event, special requirements may be imposed on such activity and/or organization, such as minimal insurance coverage or limited activities.

Absent express authorization from the Management Committee or Chief Executive Officer of the Company, no Company assets, including employee work time, use of Company premises or equipment may be contributed to any charitable or political candidate, action committee, party or ballot measure. As noted above, employees are permitted and encouraged to engage in and participate in such activities and to make contributions in their capacities as private citizens.

b)             Personal Financial Interest

Every employee should avoid personal financial interests that conflict with the interests of SureWest.  Such interests include (1) obtaining or acquiring financial or some other beneficial interest in a supplier, customer, or competitor of SureWest (other than as a passive investor in an immaterial amount), (2)directly or indirectly having a personal financial interest in any business transaction that may be adverse or inimical to SureWest. Such interests include not only interests directly owned by an employee, but also those of the employee’s spouse, children, parents, and similar family-in-law, except also in such capacity as passive investor or employee of some other company which does business with SureWest. Other areas where conflicts of interest of this nature may arise should be resolved as follows.

i)                 No one should render any managerial consulting service, whether or not for compensation, to any outside entity which competes directly with the Company.

ii)              No one having authority to purchase goods or services or invest Company funds, or who is in a position to influence purchases or investments, should be involved in any decision-making relating to the procurement of any supplies or services, or the making of any investment with respect to any person or entity in which the employee or any member of his or her immediate family has a direct financial interest, or who may obtain any significant financial benefit, except again, in minor capacities such as a passive investor of immaterial amounts, or as benefiting only incidentally as a consequence of employment of a family member by a supplier or investor in some minor capacity.

c)              Gifts and Entertainment

All forms and guises of bribery and kickbacks are illegal and forbidden.  On occasion, employees may receive gifts or gratuities of an insignificant or immaterial nature, such as golf outings, memento’s, dinners, lunches, tickets, etc.  Such gifts and/or gratuities are not prohibited, but employees should be sensitive to the purpose for which such gifts and gratuities are offered and made, and must not let them interfere or influence judgment, which must always be made for and in the best interest of the Company. No hard and fast lines or bright line demarcations can be drawn as to what is proper and what is not, but generally speaking, no employee should accept a gift or a gratuity in connection with any matter relating to the Company which a reasonable person might expect would influence good judgment, or which might reasonably appear to have such potential. In no circumstances, however, may an employee accept money or its equivalent, and no employee may solicit or encourage any gift or gratuity.  Company employees are not permitted to make gifts or offer gratuities to any person for any purpose, except as specifically authorized by an officer in charge of any business unit, and no such officer is permitted to authorize or make any such gift or gratuity except as authorized and reported to the Management Committee or the Chief Executive Officer.

8.               Communications Records and Company Information

It is not only good business practice, but a requirement of law that the Company make and maintain accurate records of its business. All employees are expected to be familiar with the record making, record keeping, and maintenance policies relating to records and documents under their control and to comply with those policies and procedures. Failure to do so may expose the Company to liability in a variety of ways.

Company records and Company information are proprietary to the Company, which means actually owned by the Company, just like the Company’s real or personal property.  Such information is frequently valuable, and some information can be potentially harmful if provided outside the Company, as for example, to competitors. In order to protect and preserve the Company’s records and information, no employee may use or disseminate Company records outside the Company, except in the ordinary course of Company business, for example, customer records to a customer, and no employee may disclose information which is confidential and proprietary to the Company to anyone outside the Company, except under circumstances strictly controlled by senior management, as for example, information relating to bank financings or significant business transactions.

Federal and state law makes it a crime for individuals to conceal or destroy documents if done with intent to impede or frustrate an official investigation, or in contemplation of such an investigation. Accordingly, if an investigation is initiated or contemplated all documents relevant to the subject matter of the investigation should be preserved. Similar laws and regulations apply to civil actions.  On occasion, employees may be notified that records pertaining to a particular subject matter should be preserved. In such event, all employees are obligated to maintain, protect and preserve documents relevant to that subject matter, until further notice.

9.               Governmental Relations

As noted above, SureWest is highly regulated by local, state, and federal governments. There are a myriad of laws and regulations which govern communications, transactions, and dealings with various governmental agencies, including various prohibitions against providing even minimal gratuities such as free lunches and the like.  SureWest is required to comply with all of these rules and regulations.  Violations of these rules sometimes carry severe civil and even criminal penalties. Moreover, as a good citizen SureWest is committed to avoiding even the appearance of impropriety in connection with its dealings with the government and its various officials.  Not every employee in the Company interacts with the government, but those who do must be familiar with these various rules and regulations and abide by them at all times.  Generally speaking, all forms of gifts and gratuities and entertainment to or from government personnel are forbidden. There may be exceptions, however, as for example, matters where personal or familial relationships exist outside of an employee’s business relationship with the government person involved; however, no exception is permitted unless specifically approved by the Management Committee or Chief Executive Officer.

10.         Relationships with Customers

The mission of the Company is to provide a “revolutionary customer experience.”  This not only means first rate quality products and service, but service consistent with good morals and sound ethics. Good morals and sound ethics require that in all interactions with customers, suppliers and others, that the Company and its employees are always completely truthful and accurate in what is said and meant, and that all interactions with customers are in full compliance with all legal and contractual obligations.  Good morals and sound ethics also means that SureWest and its employees honor customer confidences, and earn their trust by abiding by all requirements relating to customer confidential information.

11.         Antitrust

There are a myriad of laws that govern and protect competition in the United States. Most of these laws are applicable to the Company, but very few employees are actually involved in the specific business activities governed by these laws.  Those who are involved should be familiar with the requirements governing the protection of free competition and must comply with them at all times. The laws are detailed and complex but generally forbid agreements among competitors to fix prices, collusion or bid rigging for products or services, or engaging in similar types of anti-competitive activity, such as division of markets or territories, or similar customer allocation schemes. Price fixing may relate not only to agreements among competitors relating to prices, but also to agreements among competitors relating to practices and policies on discounting, duration of firm price offerings, minimum fees, price schedules, credit terms and or advertising.  Bid rigging generally consists of agreements among competitors relating to prices and quotes offered to prospective customers, including agreements not to provide a bid or quote.  Market division and/or customer allocation schemes are agreements among competitors to divide territories or markets, or customers.  Violation of antitrust and other anti-competitive laws is extremely serious, carrying significant civil liability and penalties, and sometimes even rises to the level of a criminal offense punishable by imprisonment. All employees engaged in business activities involving application of the antitrust laws must be familiar with those laws and comply with them at all times. Violation of this policy is a very serious matter, and would likely result in immediate termination.

12.         Financial Disclosures and Securities Transactions

SureWest is a publicly traded company. SureWest’s securities are listed on the NASDAQ.  There are a myriad of laws and regulations governing SureWest’s obligations to its shareholders and to the investing public with respect to its securities, most of which relate to the adequacy and disclosure of financial information relating to the Company.  Basically these laws and regulations require that all financial information and other information, which reasonable investors would consider important in deciding whether to buy or sell the Company’s securities, or which might influence their decision one way or another, be timely disclosed, true, accurate, and complete. The laws and regulations governing disclosure are extremely detailed and those Company employees involved in such disclosure must be knowledgeable about, and strictly comply with, all legal requirements governing disclosure.  Other employees not involved in the disclosure process and not involved at a level of management where material non-public information about the Company or its financial condition would normally be known or communicated, may, nonetheless inadvertently, or as a result of a special assignment, be exposed to, or come into possession of, material non-public information about the Company.  Any employee or any other person possessing such information from any source whatsoever is not permitted to trade in the Company’s stock, and must never pass on, or communicate, such information to any other person. Trading in stock under such circumstances, or advising or “tipping” any other person about such information can lead to serious civil and even criminal liability.  In order to assist all employees of the Company at every level, the Company has adopted a separate Insider Trading Policy which is incorporated by reference herein and available on the Company’s web site.

SureWest’s management is responsible for the accuracy and completeness of SureWest’s financial disclosures and statements, and the investing public relies upon the accuracy and completeness of those disclosures.  Investors also rely on the report prepared by our independent auditors on our financial statement and disclosures.  Accordingly, it is critical that our independent auditors receive complete and truthful information and obtain full cooperation from all employees.  All employees interacting with the auditors must provide full, complete and accurate information to the auditors.

13.         Safeguarding Company Property

All SureWest employees are accountable for all funds and property entrusted to their care. No employee is permitted to use, spend, or dispose of Company funds or property for personal use or benefit, or in any manner which is illegal or unethical. All employees are responsible for preparing and maintaining written records and expense reports which fairly and accurately reflect all transactions and expenditures made on behalf of the Company. Any falsification of such records whether by omission or commission is prohibited.

14.         Use of Computer Resources, Software Acquisition Protection and Distribution

Computer assets, and software, whether purchased or internally developed, and all intellectual property rights associated with software are valuable Company assets and must be protected and managed to comply with all licensing requirements, restrictions and laws. Such agreements occasionally prohibit copying and or distribution for personal use.

Any use of the Internet or other business tools should generally be for Company purposes. Any other occasional use should not interfere with work duties or responsibilities, and may not violate company policy, and may never be used for any purpose relating to gambling, private solicitations, chain letters, or pornography.

15.         Employee Privacy

Although we should all try to honor and respect each other’s personal privacy, SureWest must ensure that its work environment is efficient and dedicated to business.    Accordingly, employees shall have no expectation that work stations and or communications using SureWest business channels are private.  SureWest reserves the right to inspect and review all work stations and communications in the workplace, including without limitation, mail, telephone, Internet, email, or instant messaging, desks, computers, hard drives, spaces or other Company property.

16.         Reporting Unethical or Unlawful Activity

Any employee regardless of position, title or grade, who observes or becomes aware of unethical or unlawful activity, should report such activity immediately to the Human Resources Department or the Audit Committee of the Board of Directors at AuditCommittee@SureWest.com.  An external process is also available through a third party (or “an outside company”), The Network.  All concerns are addressed immediately and both internal and external process ensures anonymity.  The Network can be contacted by the following method:

The Network, Inc.

333 Research Court

Norcross, GA 30092

(877) 888-0002  (24/7/365 access)

http://www.tnwinc.com/webreport

In those situations in which a violation has occurred, prompt corrective action will be taken.  Reprisals or retribution against an employee who lodges a complaint is illegal and will not be tolerated.